Key Gold Corporation Changes Name, Trading Symbol and Cusip Number

Boulder - (PRIMEZONE) - December 26, 2006 - Strategic Resources Ltd. (OTCBB: SGCR), formerly known as Key Gold Corporation, announces that it has changed its name to “Strategic Resources Ltd.” in connection with its execution of an Agreement and Plan of Merger with its wholly-owned subsidiary of that name. The name change is effective Tuesday, December 26, 2006.

Effective at the opening of the markets on Tuesday, December 26, 2006, the Company’s new trading symbol is “SGCR” and its new Cusip number is “862773 10 8.”

About Strategic Resources Ltd.:

Strategic Resources Ltd. is in the business of exploring, acquiring, and developing advanced precious metals and base metals properties. The Company’s shares are quoted on the OTC Bulletin Board under the symbol “SGCR.”

Statements herein express management’s beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the satisfactory completion of various surveys, the availability of sufficient operating capital to effectuate its business plans; fluctuations in the price of precious and non-precious metals; stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in the Company’s Securities and Exchange Commission filings, including its Forms 10-KSB, 10-QSB, and 8-K. Actual results may differ materially from management’s expectations.

For further information please visit our web site at www.keygoldcorp.com.

Or Contact:
John Anderson (604) 628-5000